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                  BLYTH HOLDINGS ANNOUNCES NAME CHANGE TO
                      OMNIS TECHNOLOGY CORPORATION

       COMPANY ALSO EFFECTS A REVERSE STOCK SPLIT TO INCREASE MARKET
                                LIQUIDITY


SAN BRUNO, CA, October 9, 1997 -- Blyth Holdings (NASDAQ: "OMNS") today announced that its stockholders have approved the name change to OMNIS Technology Corporation, effective today, and a 1 for 10 reverse stock split that will be in effect when trading opens Friday, October 10, 1997.

"The corporate name change and reverse stock split is one of the final steps in our year long campaign to unify the company's corporate identity with its product brand," said OMNIS chairman and CEO Tim Negris. "We believe the reverse split will improve the liquidity of the company's stock by lowering the transaction costs associated with buying large blocks of stock. Additionally, as a result of the reverse stock split, the per share price of OMNIS stock will trade in a price range where large institutional investors can participate."

OMNIS has been the company's product brand since the company was founded in 1984. In April of this year Blyth Holdings, Inc. changed the names of its subsidiaries to OMNIS Software, Inc., OMNIS Software, Ltd., and OMNIS Software GmbH. In August of this year the company changed its Nasdaq stock symbol to "OMNS." In September of this year its stockholders approved the change of Blyth Holdings, Inc's name to OMNIS Technology Corporation.

OMNIS SOFTWARE

OMNIS Software is a leader in the technology industry in deploying component engineering software. The OMNIS Studio and OMNIS 7 products support the full life cycle of applications and are ideal for rapid development and deployment of sophisticated Web and client/server applications, providing true re-use of software objects and the unique ability to integrate objects from disparate programming languages. OMNIS Studio is the first component engineering system to integrate JavaBean and ActiveX components.